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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*


                           Georgia Gulf Corporation
--------------------------------------------------------------------------------
                               (Name of Issuer)

                    Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   373200203
--------------------------------------------------------------------------------
                                (CUSIP Number)

* The remainder of this cover page shall be filled out for a reporting person=s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                    SCHEDULE 13G
-----------------------                                  ---------------------
  CUSIP NO. 373200203                                      PAGE 2 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      ESL Partners, L.P., a Delaware limited partnership
      22-2875193
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            811,296
      SHARES       -----------------------------------------------------------
   BENEFICIALLY           SHARED VOTING POWER
     OWNED BY        6
       EACH               0
    REPORTING      -----------------------------------------------------------
      PERSON              SOLE DISPOSITIVE POWER
       WITH          7
                          811,296
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,022,600
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      3.27%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN
------------------------------------------------------------------------------

-----------------------                                  ---------------------
  CUSIP NO. 373200203                                      PAGE 3 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      ESL Limited, a Bermuda corporation
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Bermuda
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            193,249
      SHARES       -----------------------------------------------------------
   BENEFICIALLY           SHARED VOTING POWER
     OWNED BY        6
       EACH               0
    REPORTING      -----------------------------------------------------------
      PERSON              SOLE DISPOSITIVE POWER
       WITH          7
                          193,249
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,022,600
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      3.27%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO
------------------------------------------------------------------------------

-----------------------                                  ---------------------
  CUSIP NO. 373200203                                      PAGE 4 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      ESL Institutional Partners, L.P., a Delaware limited partnership
      06-1456821
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            18,055
      SHARES       -----------------------------------------------------------
   BENEFICIALLY           SHARED VOTING POWER
     OWNED BY        6
       EACH               0
    REPORTING      -----------------------------------------------------------
      PERSON              SOLE DISPOSITIVE POWER
       WITH          7
                          18,055
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,022,600
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      3.27%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN
------------------------------------------------------------------------------

                                                         ---------------------
                                                           PAGE 5 OF 8 PAGES
                                                         ---------------------

Item 1(a) Name of Issuer:
--------- --------------

          Georgia Gulf Corporation

Item 1(b) Address of Issuer's Principal Executive Offices:
--------- -----------------------------------------------

          400 Perimeter Center Terrace, Suite 595
          Atlanta, Georgia 30346

Item 2(a) Names of Persons Filing:
--------- -----------------------

          ESL Partners, L.P.
          ESL Limited
          ESL Institutional Partners, L.P.

Item 2(b) Addresses of Principal Business Offices:
--------- ---------------------------------------

          ESL Partners, L.P. and ESL Institutional Partners, L.P.:
          One Lafayette Place
          Greenwich, CT 06830

          ESL Limited
          Hemisphere House
          9 Church Street
          Hamilton, Bermuda

Item 2(c) Citizenship:
--------- -----------

          ESL Partners, L.P. -- Delaware
          ESL Limited -- Bermuda
          ESL Institutional Partners, L.P. -- Delaware

Item 2(d) Title of Class of Securities:
--------- ----------------------------

          Common Stock, par value $.01 per share

Item 2(e) CUSIP Number:
--------- ------------

          373200203

                                                         ---------------------
                                                           PAGE 6 OF 8 PAGES
                                                         ---------------------
Item 3  Status of Persons Filing:
------  ------------------------

        (a)  [ ]  Broker or dealer registered under section 15 of the Act
                  (15 U.S.C. 78o);
        (b)  [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
        (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
        (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
        (e)  [ ]  An investment adviser in accordance with
                  (S)240.13d-1(b)(1)(ii)(E);
        (f) [ ] An employee benefit plan or endowment fund in accordance with (S)240.13d-1(b)(1)(ii)(F);
        (g) [ ] A parent holding company or control person in accordance with (S)240.13d-1(b)(1)(ii)(G);
        (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
        (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).
        (j)  [ ]  Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

Item 4  Ownership:
------  ---------
        (a) Amount Beneficially Owned: 1,022,600 shares of Common Stock, par value $.01 per share.

                  This statement is filed on behalf of a group consisting of ESL Partners, L.P., a Delaware limited partnership ("ESL"), ESL Limited, a Bermuda corporation ("Limited"), and ESL Institutional Partners, L.P., a Delaware limited partnership ("Institutional"), sometimes referred to collectively as the "ESL Reporting Group." The general partner of ESL is RBS Partners, L.P. (the "General Partner"). The general partner of the General Partner of ESL is ESL Investments, Inc., a Delaware corporation. ESL Investment Management, LLC, a Delaware limited liability company ("ESLIM"), is the investment manager of Limited. RBS Investment Management, LLC, a Delaware limited liability company ("RBSIM") is the general partner of Institutional. In the aforementioned capacities, ESL, Limited, and Institutional each may be deemed to be the beneficial owner of the shares of Georgia Gulf Corporation common stock beneficially owned by the other members of the group.

                  As of December 31, 1999, (i) ESL was the record owner of 811,296 shares of common stock of Georgia Gulf Corporation;
                  (ii) Limited was the record owner of 193,249 shares of common stock of Georgia Gulf Corporation; and (iii) Institutional was the record owner of 18,055 shares of common stock of Georgia Gulf Corporation.

        (b)       Percent of Class: 3.27%.

                                                         ---------------------
                                                           PAGE 7 OF 8 PAGES
                                                         ---------------------

          (c)     Number of shares as to which each person has:

                  (i)    sole power to vote or to direct the vote:

                         See Item 5 of each cover page.

                  (ii)   shared power to vote or to direct the vote: 0.

                  (iii)  sole power to dispose or to direct the disposition of:

                             See Item 7 of each cover page.

                  (iv) shared power to dispose or to direct the disposition of: 0.

Item 5    Ownership of 5% or Less of a Class:
------    ----------------------------------

          As of the date hereof the ESL Reporting Group has ceased to be the beneficial owner of more than five percent of the class of securities. [X]

Item 6    Ownership of More than 5% on Behalf of Another Person:
------    -----------------------------------------------------

          Not applicable.

Item 7    Identification and Classification of the Subsidiary which Acquired the
------    ----------------------------------------------------------------------
          Security Being Reported on By The Parent Holding Company:
          --------------------------------------------------------

          Not applicable

Item 8    Identification and Classification of Members of the Group:
------    ---------------------------------------------------------

          See Item 4(a).

Item 9    Notice of Dissolution of Group:
------    ------------------------------

          Not applicable

Item 10   Certification:
-------   -------------

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                         ---------------------
                                                           PAGE 8 OF 8 PAGES
                                                         ---------------------


                              SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2000

                                 ESL PARTNERS, L.P.


                                 By:  RBS Partners, L.P., its general partner
                                 By:  ESL Investments, Inc., its general partner


                                      By:  /s/ Edward S. Lampert
                                          --------------------------------------
                                             Edward S. Lampert
                                             Chairman


                                 ESL LIMITED

                                 By:  ESL Investment Management, LLC, its
                                      investment manager


                                      By:  /s/ Edward S. Lampert
                                          --------------------------------------
                                             Edward S. Lampert
                                             Managing Member


                                 ESL INSTITUTIONAL PARTNERS, L.P.

                                 By:  RBS Investment Management, LLC,
                                      its general partner

                                      By:  /s/ Edward S. Lampert
                                          --------------------------------------
                                             Edward S. Lampert
                                             Managing Member

                                   EXHIBITS

Exhibit 1  Joint Filing Agreement, dated as of September 8, 1998, entered into
---------
           by and among ESL Partners, L.P., ESL Limited, and ESL Institutional Partners, L.P. (incorporated by reference from the Schedule 13G of ESL Partners, L.P., ESL Limited and ESL Institutional Partners, L.P. filed as of September 8, 1998).